EXHIBIT 5.1

Faegre Baker Daniels LLP 600 East 96th Street Suite 600 Indianapolis Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

December 20, 2013

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

Ladies and Gentlemen:

We have acted as counsel to Endocyte, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company from time to time of shares of common stock, par value $0.001 per share (the "Shares"), having an aggregate offering price of up to $60,000,000 pursuant to the Sales Agreement dated December 20, 2013 (the "Sales Agreement") between the Company and Cowen and Company, LLC. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on March 18, 2013 (Registration No. 333-187334) (the "Registration Statement"), a related base prospectus dated April 23, 2013 (the "Base Prospectus") and a prospectus supplement dated December 20, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement") (the Base Prospectus and the Prospectus Supplement are referred to herein together as the "Prospectus"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance and sale of the Shares.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, and certificates of officers or other representatives of the Company and others, and such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us and (h) the Company’s compliance with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware. Further, we have assumed that no more than 5,758,157 shares will be sold, based on a sale price of $10.42 per share (which we have been advised was determined by reference to the last reported sale price of the Company's common stock on The NASDAQ Global Market on December 19, 2013).

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, when the Shares have been (i) sold pursuant to the Sales Agreement and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (ii) issued by the Company against payment therefor for an aggregate offering price that does not exceed $60,000,000, (a) the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and (b) the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K being filed by the Company on the date hereof and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Faegre Baker Daniels LLP

By:	/s/ David C. Worrell
David C. Worrell

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